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                                EXHIBIT 10.106

                     BROWN & SHARPE MANUFACTURING COMPANY

             KEY EMPLOYEES' LONG-TERM DEFERRED CASH INCENTIVE PLAN
                    (AS AMENDED THROUGH FEBRUARY 23, 1998)

1.   PURPOSE

     The purpose of the Brown & Sharpe Long-Term Deferred Cash Incentive Plan (the "Plan") is to promote the long term success of Brown & Sharpe (the "Company") and its shareholders by providing long-term incentive compensation to key employees of the Company.

2.   TERM

     The Plan, which was originally effective January 1, 1995, will remain in effect until terminated by the Company's Board of Directors (the "Board").

3.   PLAN ADMINISTRATION

     The Plan is administered by the Compensation and Nominating Committee of the Board (the "Committee"). The Committee has full and exclusive power to interpret the Plan in its discretion and to adopt such rules, regulations and guidelines for carrying out the Plan as it may deem necessary. The Committee may delegate administrative responsibilities under the Plan to such person or persons as it deems advisable. As used herein, the term "Administrator" refers to the Committee and such other person or persons, if any, as the Committee may appoint to assist in the administration of the Plan pursuant to the preceding sentence.

4.   ELIGIBILITY

     The Committee shall designate those key employees of the Company or its subsidiaries who will participate in the Plan ("Participants"). In addition to the Chief Executive Officer of the Company, only those key employees who report directly to the Chief Executive Officer of the Company (or, in the case of an otherwise eligible division or group general manager, who reports directly to an individual who has a direct report to the Chief Executive Officer of the
Company) shall be eligible to be designated as Participants.   Persons who have
been designated as Participants by the Committee shall be eligible to share in awards until such time, if any, as their participation is terminated by the Committee (or until they cease to be employed by the Company, if earlier). Employment by a subsidiary of the Company shall be deemed to be employment by the Company for purposes of the Plan.

5.   BONUS POOL; AWARD CREDITS; ACCOUNTS

     A. With respect to each fiscal year beginning with the 1998 fiscal year, the Committee shall specify for each Participant an award opportunity for the year expressed as a percentage of Adjusted Pretax Profit (as defined on Schedule A) for the year. The determination of awards for fiscal years prior to the 1998 fiscal year shall be made under the terms of the Plan as in effect prior to 1998.

     B. Each Participant employed on December 31 of such year shall become, subject to E below and Section 10, entitled to an award credit (an
        "Award Credit") equal to (i) with respect to the 1998 fiscal year and later fiscal years, the dollar amount of his or her award opportunity, if any, determined under A above, or (ii) with respect to fiscal years prior to 1998, the amount determined under Section 5.B of the Plan as in effect prior to 1998. A Participant who retires during 1998 or any later year under Section 5.E(i)(b) or (c) below shall become, subject to
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        the remaining provisions of E below and Section 10, entitled to an Award
        Credit equal to a prorated portion of his or her award opportunity for such year, based on the period of service during such year prior to retirement.

     C. Each Award Credit shall, as soon as practicable after it is determined and effective as of the January 1 immediately following the fiscal year to which the Award Credit relates, be credited to a memorandum account (an "Account") maintained under the Plan to reflect the Company's unfunded deferred compensation obligation to the Participant under the terms of the Plan. Effective as of such date (on or after January 1, 1998) as may be specified by the Administrator (the "Investment Date"), the Administrator shall specify one or more mutual funds or other market-based investments (each, an "Investment Alternative"), including common stock of the Company (the "Company Stock Investment Alternative"), to be used to measure the notional investment of Accounts. Notional investments in the Company Stock Investment Alternative will be expressed in whole and fractional shares of common stock of the Company. Effective as of the Investment Date, the then balance of each Participant's Account under the Plan (determined under the terms of the Plan as in effect prior to 1998) shall be treated (solely for purposes of the Plan) as having been invested in such Investment Alternative or Alternatives as may be selected by the Participant from among those specified by the Administrator, or in the absence of such a Participant selection in such Investment Alternative or Alternatives as the Administrator may determine. Each Participant shall be entitled thereafter, by written notice to the Administrator, to reallocate the notional investment of his or her Account (as the same may be adjusted for additional Award Credits, distributions, or notional investment experience under this paragraph C) among the Investment Alternative or Alternatives specified by the Administrator, any such change to take effect as of the beginning of the calendar quarter (i.e., January 1, April 1, July 1 or October 1) next following receipt (at least ten days prior thereto) by the Administrator of such change notice, except in the event of the Participant's retirement or termination in which case the Participant can make such change with one day's notice. The Administrator may prescribe rules and procedures for the notional investment of Accounts under this paragraph and may at any time and from time to time eliminate (including as to existing Account balances) or add one or more Investment Alternatives from or to those Investment Alternatives that are available for the notional investment of Accounts hereunder. In determining the interest of any Participant under the Plan, the Administrator shall maintain such accounts (including such accounts or sub-accounts as may be necessary to track the vesting provisions of paragraph E below) as it deems necessary or advisable.

     D. Notwithstanding C above, if as of January 1 of any year commencing on or after January 1, 1998 the number of shares of Company common stock attributable to the Participant for purposes of the Company's executive stock ownership policy (as from time to time in effect, the "Stock Ownership Policy") is smaller than the number of shares required under the Stock Ownership Policy, there shall be notionally invested in the Company Stock Investment Alternative the Award Credit (if any) to be credited to the Participant's Account as of such date or, if less, the portion of such Credit that is needed to satisfy the Stock Ownership Policy. The Company Stock Investment Alternative may include fractional shares. For 1998 there shall also be notionally invested in the Company Stock Investment Alternative, as of the Investment Date, such portion, if any, of a Participant's remaining balance in his or her Account as is needed to satisfy the Stock Ownership Policy. Notional investments in the Company Stock Investment Alternative under the first sentence of this Paragraph D shall be determined by dividing the amount to be invested by the closing price of a share of common stock of the Company on the trading day coinciding with the date the Committee makes its final determination as to the Participant's Award Credit, or if such date was not a trading day, then on the next preceding trading day. For 1998, any additional notional investments in the Company Stock
        Investment Alternative under the second sentence of this Paragraph D shall be determined by dividing the additional amount to be invested by the closing price of a share of common stock of the Company on the Investment date. At no time shall a
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        Participant be entitled to direct the notional investment of any portion of his or her Account out of the Company Stock Investment Alternative if, after giving effect to such notional investment change, there would be attributable to the Participant for purposes of the Stock Ownership Policy fewer shares of Company common stock than are then required under the Stock Ownership Policy. The Stock Ownership Policy shall cease to apply from and after a Change in Control as defined in Schedule B. In the event of a Change in Control as so defined, the value of a Participant's interest (if any) in the Company Stock Investment Alternative shall be based on a value for the common stock of the Company that is not less than the highest closing price of such stock during the ten (10) trading days immediately preceding the Change in Control. In the event of a distribution date under the Rights Agreement between the Company and BankBoston, N.A. dated as of February 13, 1998, the preceding sentence shall also be applied by substituting such distribution date for the date of a Change in Control.


     E. (i) Subject to subparagraph (ii) below, a Participant shall become vested in that portion of his or her Account attributable to an Award Credit (and any notional investment experience with respect thereto) upon the earliest to occur of (a) the date of the Participant's death or disability (as determined by the Administrator) while an employee of the Company, (b) the date of a Participant's retirement from the Company at or after age 65 with at least five years of service (as determined by the Administrator), (c) the date of the Participant's retirement from the Company at or after age 60 but before age 65 with at least 10 years of service (as determined by the Administrator), or (d) the third anniversary of the close of the fiscal year to which the Award Credit relates, provided the Participant has been continuously employed by the Company through and including such third anniversary date; provided, that if the Participant's employment with the Company terminates (other than by reason of the Participant having been terminated for cause as described in
              (ii) below) after he or she has attained age 55 and after at least 5 years of service (as determined by the Administrator), the Participant shall be deemed to be vested in the portion of his or her Account in which he or she would have been vested had clause
              (d) above been applied by substituting the words "first anniversary" for "third anniversary".

         (ii) A Participant shall forfeit his or her Account (vested and unvested) if he or she is terminated for cause at any time. "Termination for cause" shall mean termination on account of intentional commission of theft, embezzlement, or other serious and substantial crimes against the Company, intentional wrongful engagement of competitive activity with respect to any business of the Company or its subsidiaries as provided in Section 7 below, or intentional wrongful commission of material acts in clear and direct contravention of instructions from the Board or the Chief Executive Officer; provided, however, that the termination for cause shall have been approved or ratified by the Board after notice to the Participant.

       (iii) Notwithstanding clause (i), but subject to the over-riding provisions of clause (ii) above, in the event of a Change in Control of the Company (as defined in Schedule B), all Participants employed by the Company immediately prior to such Change in Control shall have a fully vested and nonforfeitable interest in their Accounts as of the date immediately preceding the Change in Control and, as to such Participants, the provisions of Section 7 below shall cease to apply.

     F. Except as otherwise provided by the Committee, in the event that a Participant forfeits all or a portion of his or her Account, the amount of such forfeiture (i) shall be added to the Bonus Pool for the fiscal year with respect to which the amount being forfeited had originally been credited to the forfeiting Participant, with respect to forfeitures occurring prior to January 1, 1998, and (ii) in every other case shall be disregarded in determining any other Participant's rights to an award or benefit under the Plan.
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6.   PAYMENT OF ACCOUNTS

     That portion of a Participant's Account that is notionally invested in the Company Stock Investment Alternative on the date of the Participant's termination of employment shall, to the extent vested, be distributed in shares of Class A common stock of the Company within 20 days of such termination, except that the value of any fractional share shall be distributed in cash. In connection with his or her initial participation in the Plan (or by March 31, 1998, if later), each Participant shall elect, in such manner and form as the Administrator may determine, how the remainder of the Participant's vested Account (the "residual vested Account") under the Plan (as the same may accumulate and be adjusted) shall be paid from among the following options:

       (a) A lump sum cash payment within 20 days of termination of employment.

       (b) Three annual cash installments, the first such installment (equal to one-third of the Participant's residual vested Account) being paid within 20 days of termination of employment, the second installment (equal to one-half of the residual vested Account remaining after the first installment, as adjusted for notional investment experience) being paid on the first anniversary of the termination of employment, and the third and final installment (equal to the entirety of the residual vested Account remaining after the first and second installments, as adjusted for notional investment experience) being paid on the second anniversary of the termination of employment.

       (c) A single life annuity, payable monthly in cash for the Participant's life commencing with the first day of the month coinciding with or next following the Participant's termination of employment and ending with the month of the Participant's death, that is the actuarial equivalent of the Participant's residual vested Account hereunder at termination of employment determined by the Administrator using the actuarial assumptions set forth in Schedule C.

       (d) A 50% joint and survivor annuity (that is actuarially equivalent to the Participant's residual vested Account hereunder at termination of employment determined by the Administrator using the actuarial assumptions set forth in Schedule C) providing monthly cash payments to the Participant commencing with the first day of the month coinciding with or next following the Participant's termination of employment, with 50% of such monthly cash amount being paid thereafter to the person to whom the Participant was married at the date annuity payments to the Participant commenced or to such other person as the Participant may designate with the consent of the Administrator (the "contingent annuitant"), provided the contingent annuitant survives the Eligible Employee, with the last such payment being made for the month in which the contingent annuitant dies.

          A Participant who has made an initial election as described above may change such election by delivering a notice of such change, in such form and manner as the Administrator may determine, to the Administrator not later than December 31 of the second calendar year preceding the calendar year in which termination of employment occurs. Any change in form of payment, upon becoming effective, shall apply to the Participant's entire residual vested Account (including future accumulations, if any) unless later changed again in accordance with this Section. If a Participant's employment terminates prior to January 1 of the second year following the year in which he or she has made a change in election described above, his or her residual vested Account, if any, shall be distributed in accordance with the most recent distribution election. In the absence of an effective election, the Participant's residual vested Account, if any, shall be distributed in three annual installments as described at (b) above. Notwithstanding the foregoing,


       (1) the distribution alternatives described at (c) and (d) above shall not be available with respect to any residual vested Account having a balance at termination of employment of $50,000 or less. In the event any Participant has made an otherwise effective election to have his or her residual vested Account distributed under an alternative described at (c) or (d) above,
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     but the residual vested Account balance at termination of employment is
     $50,000 or less, distribution shall be made in three annual installments as described at (b) above;

       (2) if a Participant effectively elects the form of distribution described in (b) above and dies or becomes disabled (as determined by the Administrator) during the installment distribution period, the Administrator may provide for immediate payment of the remaining balance in the Participant's residual vested Account; and

       (3) if the Participant's termination of employment occurs within twelve
     (12) months following a Change in Control of the Company as defined in Schedule B, the Participant's entire residual vested Account shall be promptly distributed in a single lump sum cash payment, unless the Participant and the Company agree in writing on another form of distribution.

     Payment to a Participant under any of the forms of payment described above, including distribution of shares of common stock of the Company, shall be conditional on a Participant's compliance with the covenant not to compete described in Section 7 below. If the Participant does not comply with the terms of Section 7, he or she shall forfeit all amounts not already paid under the Plan and shall be required to disgorge to the Company any amounts already paid.

     A Participant shall execute all documents as the Administrator may deem appropriate or necessary, including without limitation such documents as may be appropriate to evidence the covenant not to compete, before any distributions will be made from his or her Account.

     Notwithstanding the foregoing, the Administrator may defer payment of all or a portion of a Participant's Account beyond the scheduled payment dates if in the judgment of the Administrator such deferral is necessary to avoid disallowance of a deduction under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). Amounts, if any, deferred pursuant to the preceding sentence shall be paid or commence to be paid not later than the date Code Section 162(m) would no longer limit the deductibility of such payment, as reasonably determined by the Administrator.

7.  COVENANT NOT TO COMPETE

     The Participant agrees, as a condition of obtaining any Award Credit, that until two years after the Participant's employment with the Company and its affiliates terminates, the Participant shall not, without the prior written consent of the Administrator, directly or indirectly, whether as owner, partner, principal, investor, consultant, agent, employee, co-venturer or otherwise, compete with any business of the Company or any of its affiliates within the United States and any other country in which the Company and its affiliates is engaged in business at the time or, if employment has terminated, at the date of termination of employment, or undertake any planning for any such business competitive with the Company or any of its affiliates in the United States and such other countries. To the extent any portion of this Section 7 is determined by a court of competent jurisdiction to be invalid or unenforceable, this
Section 7 shall be reformed so as to avoid such illegality and unenforceability and the resulting provisions shall be fully enforceable.

8.  ASSIGNMENT

     The Company's obligations under the Plan shall be binding upon it and any successor to all or a major portion of its business or assets.

     Awards and rights to benefits under the Plan may not be assigned, alienated, sold or otherwise transferred by the Participant other than by will or the laws of descent and distribution. A Participant shall file with the Company the names of the beneficiaries to receive amounts, if any, remaining in his or her Account at the time of the Participant's death.
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9.  WITHHOLDING TAXES

     The Company will have the right to deduct withholding taxes from any payments made pursuant to the Plan, or make such other provisions as it deems necessary or appropriate to satisfy its obligations for withholding federal, state or local income, employment, excise or other taxes of the United States or other applicable foreign jurisdiction (including without limitation satisfying withholding obligations from a Participant's base salary) as a result of Plan awards or as a result of other payments or benefits, not under the Plan, to a Participant.

10.  AMENDMENT AND MODIFICATION

     The Board or the Committee may terminate the Plan at any time and the Board may amend the Plan at any time and from time to time, with or without retroactive effect, including without limitation amendments that change the form or timing of distributions or amendments that accelerate the vesting of all or a portion of a Participant's Account; provided, that no such amendment shall, without the consent of the affected Participant, reduce the balance (vested and unvested) of any Participant's Account below what it was immediately prior to the amendment or alter the definition of "Change in Control". Without limiting the foregoing, the Board shall have power to make such adjustments in the definition of Adjusted Pre-Tax Profit as it deems equitable to carry out the purposes of the Plan. Any decision of the Board or Committee shall be final and binding on all parties. If it determines such action to be necessary to preserve or reinstate the Plan's status as a "top hat" plan under Sections 201(2), 301(a)(3) or 401(a)(1) of the Employee Retirement Income Security Act of 1974 ("ERISA"), or to ensure effective tax deferral under the Plan, the Committee may at any time exclude any individual from participation in the Plan or may make such other changes in the deferral or distribution rules hereunder as are reasonably determined by the Committee to be necessary to accomplish such result or results.

11.  NO CONTRACT OF EMPLOYMENT

     By participating in the Plan, each Participant expressly acknowledges and agrees that (i) nothing in the Plan or in its operation, including deferrals hereunder, limits the right of the Company to terminate the employment of the Participant at any time, with or without cause, and that (ii) neither the Participant nor his or her beneficiaries will claim lost compensation or associated tax benefits related to discontinuance of participation in the Plan as damages or as a measure of damages in connection with any termination of employment.

12.  PLAN TO BE UNFUNDED, ETC.

     The Plan is intended to be a "pension plan" (within the meaning of Section 3(2) of ERISA) that is unfunded for ERISA and tax purposes and that qualifies for the exemptions described in ERISA Sections 201(2), 301(a)(3) and 401(a)(1). The Committee shall be the "plan administrator" of the Plan and shall have discretion to construe its terms and determine each Participant's eligibility for awards or distributions hereunder. If any person claims any benefit hereunder, the Administrator shall make and communicate its decision with respect to the claim within 90 days from the date the claim was received. Where special circumstances require additional time for processing the claim, the ninety-day response period may be extended by the plan administrator to 180 days. If the Administrator does not render a written determination prior to the expiration of such 90-day (or 180-day) period, the claim will be deemed denied. If a claim hereunder is denied, the claimant may, within 60 days of such denial, appeal the denial by written request for review delivered to the Committee, which request may include a request to review pertinent documents and to submit issues and comments in writing. The Committee shall render a decision on the appeal within 60 days (or, if special circumstances require an extension of the time for processing, 120 days) after receipt of the request for review; but if no written decision is rendered within such period(s), the appeal will be deemed denied.

     Nothing in this Section or in Section 5 shall be construed as prohibiting the Company from establishing and maintaining a "rabbi trust" or similar trust or account in connection with the Plan, so long
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as the maintenance and funding of such a trust or account does not jeopardize the unfunded status of the Plan under ERISA or effective tax deferral under the Code.

13.  CERTAIN ADJUSTMENTS

     In the event of stock split, stock dividend, recapitalization, merger, consolidation or similar change affecting the capital stock of the Company, the Committee shall make appropriate adjustments in the units representing the deemed investments under the Company Stock Investment Alternative and in the provisions of Section 6 relating to distributions in respect of the Company Stock Investment Alternative, to reflect such stock split, stock dividend or other change.

14.  GOVERNING LAW

     The Plan shall be construed under the laws of the State of Delaware.
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                                  SCHEDULE A

"Adjusted Pretax Profit" for any fiscal year subsequent to 1997 (the "current year") shall mean the product of (i) Profit Before Tax for such year and (ii) the ratio of The Weighted Average Outstanding Shares (1997) to The Weighted Average Outstanding Shares for the current year where:

     "Current Fiscal Year" means the fiscal year on which an Award Credit is based,

     "The Weighted Average Outstanding Shares" for the current year means the current year's monthly average of the sum of the Company's common shares including, without limitation, Class A common stock and Class B common stock determined by the definitions and methods specified in APB No. 15 and as reported in Exhibit 11 of the Company's 10-K for such year.

     "The Weighted Average Outstanding Shares (1997)" shall be 13,256,993, as adjusted from time for all stock splits, stock dividends and similar transactions.

     "Profit Before Tax" means the Company's consolidated net profit before income taxes, computed taking into account all expenses and charges except
     (a) the current fiscal year's expense for the Plan and (b) gains and losses that result from extraordinary transactions or events, mergers, consolidations, acquisitions and dispositions or other extraordinary or unusual transactions or events, if it is determined by the Administrator that an adjustment in respect of such transaction or event is appropriate to avoid distortion in the operation of the Plan.
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                                  SCHEDULE B

                               Change in Control
                               -----------------

A "Change in Control" shall be deemed to have occurred if:

     (a) any "person" as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act") (other than (i) the Company; (ii) any subsidiary of the Company; (iii) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or of any subsidiary of the Company; or (iv) any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of Stock of the Company), is or becomes the "beneficial owner" (as defined in Section 13(d) of the 1934 Act), together with all Affiliates and Associates (as such terms are used in Rule 12b-2 of the General Rules and Regulations under the 1934 Act) of such person, directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding securities; or

     (b) the shareholders of the Company approve a merger or consolidation of the Company with any other company, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, at least 65% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no "person" (with the exception given and the method of determining 'beneficial ownership' used in clause (a) of this definition) acquires more than 30% of the combined voting power of the Company's then outstanding securities; or

     (c) during any period of two consecutive years (not including any period prior to the execution of the Plan), individuals who, at the beginning of such period, constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (a), (b), or (d) of this definition) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved cease for any reason to constitute at least a majority thereof; or

     (d) the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.
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                                 SCHEDULE C

                             Actuarial Assumptions
                             ---------------------

Interest rate:  7.5%

Mortality:  1983 Group Annuity Mortality Table (male rates)